Exhibit 99.2

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION CORPORATION REPORTS FOURTH QUARTER

2005 FINANCIAL RESULTS

Company Reports Revenue of $4.4 Million for Quarter. Net Loss reduced by 30%.

Columbia, MD., FEBRUARY 28, 2005: CELSION CORPORATION (AMEX: CLN) today announced financial results for its fourth quarter ended December 31, 2005. The Company reported revenue of $4.4 million for the quarter, compared to $1.4 million for the fourth quarter of 2004.

The Company recorded a net loss for the fourth quarter of $2.1 million or $0.20 per share, compared to a net loss of $3.1 million or $0.29 per share for the comparable quarter in 2004. The increase in revenues and reduction in the net loss for the quarter and full year was primarily due to income generated from the sale of Prolieve™ control units and catheters.

Revenue for the year ended December 31, 2005 was $12.3 million compared to revenue of $2.5 million in the comparable period in 2004. Net loss for the year was $8.7 million, or $0.81 per share, compared to a net loss of $14.0 million, or $1.32 per share in 2004.

Dr. Lawrence Olanoff, Celsion’s Chief Executive Officer, commented, “Prolieve sales in the quarter were strong, exceeding our guidance of $4 million, and gross margin on product sales increased from 31.8% to 37.3%. For 2005, overall, Prolieve sales were five times those generated in 2004. The increasing profit contribution from Prolieve combined with a reduction in expenses enabled us to reduce our operating loss for the year by 38%. For the fourth quarter of 2005 our cash burn was less than $1 million dollars principally due to the margin earned on Prolieve sales and a reduction of our inventory of disposables. Overall we are very pleased with our results for 2005 which reflect continued solid growth in the Prolieve franchise. We anticipate that our annual sales revenue from Prolieve for 2006 could approach $15 million with a continuing improvement in gross margin. We expect that sales in the first quarter of 2006 will be significantly higher than the corresponding quarter in 2005; however, they will be less than those recorded in the fourth quarter of 2005 which included catheter kit shipments to Boston Scientific to build safety stock to cover the transition to our new disposable manufacturer. In parallel, our ThermoDox drug development program continues to advance in an ongoing Phase I liver cancer trial and a Phase I dose escalation study in recurrent chest wall breast cancer which is soon to be open for enrollment at Duke University Medical Center.”

ABOUT CELSION: Celsion Corporation, based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of heat activated treatment systems for cancer.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institute of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2005	2004	2005
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Revenues	$1,424	$4,348	$2,507	$12,320
Cost of Sales	1,204	2,728	2,101	8,113

Gross Margin	220	1,620	406	4,207

Operating Expenses
Research & development	2,588	3,081	11,533	10,079
General and administrative	932	761	3,471	3,409

Total Operating Expenses	3,520	3,842	15,004	13,488

Loss from Operations	(3,300)	(2,222)	(14,598)	(9,281)
Other Income/(Expense)
License fee amortization	143	143	476	572
Interest income (expense), net	64	(16)	230	120
Loss from investment in Celsion China Ltd.	(44)	(29)	(92)	(96)

Net loss before income taxes	(3,137)	(2,124)	(13,984)	(8,685)
Income taxes	—	—	—	—

Net loss	$(3,137)	$(2,124)	$(13,984)	$(8,685)

Net loss per common share (basic and diluted)	$(0.29)	$(0.20)	$(1.32)	$(0.81)

Weighted average shares outstanding (‘000’s)	10,715	10,727	10,584	10,725

Celsion Corporation

Consolidated Condensed Balance Sheets

(in thousands)

	December 31,
	2004	2005
	(Audited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$10,484	$2,313
Short term investments	—	6,000
Accounts receivable	783	765
Inventory	2,202	3,326
Prepaid expenses	679	437

Total current assets	14,148	12,841
Property and equipment, net	682	571
Investment in Celsion China, Ltd.	108	12
Escrow account - license fee	2,007	2,053
Other assets	107	402

Total assets	$17,052	$15,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$819	$1,996
Accrued expenses	738	1,328
Deferred income	571	571

Total current liabilities	2,128	3,895
Loans Payable - principal and accrued interest	—	6,178
Deferred revenue	2,952	2,381

Total liabilities	5,080	12,454

Stockholders’ equity
Common stock	1,608	1,608
Additional paid-in capital	84,581	84,719
Accumulated deficit	(74,217)	(82,902)

Total stockholders’ equity	11,972	3,425

Total liabilities and stockholders’ equity	$17,052	$15,879